ISE and Strategic Partners Form ISE Stock Exchange, LLC

MidPoint MatchTM To Be First Product

NEW YORK, April 19, 2006 - The International Securities Exchange (NYSE: ISE) today announced that it is entering the equities market through the launch of the ISE Stock Exchange, LLC in partnership with key strategic firms. ISE retains majority ownership and the strategic partners have joint ownership interests in the business. The strategic partners are leading broker-dealers and members of the exchange including Bear Stearns, Citadel Derivatives Group, Deutsche Bank, Interactive Brokers Group LLC, JPMorgan, Knight Capital Group, Inc. and Sun Trading LLC.

ISE Stock Exchange will introduce its first product, MidPoint Match (MPMTM), early in the third quarter, subject to regulatory authorization. MPM is a continuous, instantaneous, fully automated, and anonymous matching platform for trading stock. MPM's matching platform will execute orders at the midpoint price of the National Best Bid and Offer (NBBO) throughout the trading day (currently 9:30 AM - 4:00 PM ET). This unique, patent-pending trading platform will match and execute all round lot orders, large and small, and is especially suited for orders generated by algorithms. The MPM will be followed by an integrated displayed market offering in the fourth quarter, subject to regulatory approval.

David Krell, ISE's President and Chief Executive Officer, said "The ISE is pleased to announce that we have been joined by our strategic partners in forming the ISE Stock Exchange to deliver a superior market offering for equity executions. We believe that the MidPoint Match for equity executions addresses untapped needs in the market and is an integral component of our strategy to deliver diversified asset classes to investors through the best technology and trading exchange platform in the market."

Krell continued, "We have built a fully electronic exchange from the ground up that will promote competition, foster innovation, improve the overall market and transform the way that equities are traded. In partnership with our strategic partners, we will add value to the equities market and to investors who trade equity instruments. In creating the ISE Stock Exchange, we seek to provide the same level of creative functionalities and customer service in the equities market as we have delivered to date in the options market."

MPM is a completely anonymous, continuous market open to all members of the ISE and broker-dealers who become members of ISE Stock Exchange. Users can access MPM via their existing trading platforms and protocols, including FIX. The benefits to users include complete anonymity and the elimination of spread and market impact. Traders will maintain control over how their orders are managed, while taking advantage of the ability to access non-displayed liquidity.

"ISE Stock Exchange is the first exchange to offer an equities matching platform built specifically to support the electronic trading strategies that define today's market, but until now, haven't been open to all market participants in a single arena," said Thomas Ascher, Chief Strategy Officer of ISE. "By leveraging our current infrastructure, network connectivity, and technological expertise, as well as our high level of customer service, we believe that MidPoint Match offers a unique and compelling means to trade equities anonymously and at competitive rates. Our 4th quarter addition of a displayed market will be fully integrated with MidPoint Match, further enhancing the ISE Stock Exchange offering," Ascher concluded.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss this release. All interested parties can listen to a live audio webcast that will be hosted on the Investor Relations section of the Company's web site at www.iseoptions.com. A presentation that will be referenced during the call will also be posted to the web site.

The conference call can also be accessed by calling (800) 573-4842 and dialing the participant passcode 48568739. Please reserve a line 15 minutes prior to the start of the conference call. The conference call replay will be available from 10:30 a.m. on April 19, 2006 until midnight on April 20, 2006 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 35067181. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

The International Securities Exchange, the world's largest equity options exchange, was founded on the principle that technology fosters and infuses new efficiencies and operational innovations into securities trading. After developing an innovative market structure that integrated auction market principles into an advanced screen-based trading system, ISE launched the first fully electronic US options exchange in May 2000. ISE continually enhances its trading systems to provide investors with the best marketplace to execute their options and equity orders.

For more information about the ISE Stock Exchange, visit www.isestock.com. For more information about ISE, its products and its technology, visit www.iseoptions.com.

CONTACT:

Media:

Bruce Goldberg

International Securities Exchange

(212) 897-8168

bgoldberg@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

(212) 897-8167

tgibbons@iseoptions.com

Forward Looking Statements

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q, as amended.